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     EMPLOYMENT AGREEMENT (the "Agreement"), dated as of November 18, 1996, by and between MEDIALINK WORLDWIDE INCORPORATED, a Delaware corporation with offices at 708 Third Avenue, New York, New York 10017 (the "Corporation"), and DAVID DAVIS, an individual residing at 67 Albion Gate Albion St, London W22LA (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Corporation desires to continue the services of the Employee upon the terms and conditions hereinafter set forth; and

     WHEREAS, the Employee desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

     NOW, WHEREFORE, the parties mutually agree as follows:

     Section 1. Employment. The Corporation hereby employs the Employee and the Employee accepts such employment, as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

     Section 2. Duties. The Employee shall be employed as Senior Vice President
- International. The Employee shall properly perform such duties as may be assigned to him from time to time by the Corporation's Chief Executive Officer or the Board of Directors of the Corporation as the case may be. During the term of this Agreement, the Employee shall devote all of his available business time to the performance of his duties hereunder.

     Section 3. Term of Employment. The term of the Employee's employment shall commence on November 29, 1996 and shall continue until November 29, 1998 or until terminated pursuant to Section 5 hereof.

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     Section 4. Compensation of Employee.

          4.1. Compensation. The Corporation shall pay to the Employee as annual compensation for his services hereunder a salary ("Salary") in an amount equal to Eighty-Eight Thousand (88,000 pounds) Pounds Sterling. The Salary shall be payable monthly less such deductions as shall be required to be withheld by applicable law and regulations. The Employee's Salary shall be reviewed annually during the term and in no event shall be decreased during the term.

          4.2. Bonus. The Employee shall be entitled to receive a bonus (the "Bonus") in accordance with the provisions of this Section 4.2 and the annual goals set by the Compensation Committee. The goals set by the Compensation Committee shall be consistent with the goals set by the Compensation Committee in prior years. Such goals shall be based on turnover and income/loss of the Corporation's European operation. The amount of the Bonus shall be equal to the sum of (i) five (5%) percent of the excess over the agreed revenue target and
(ii) five (5%) percent of the improvement over the agreed net income/loss target; provided, however, once the Corporation's European operation has achieved profitability, the total Bonus for each year shall not exceed five (5%) percent of the Pre-Tax Net Profits, as defined herein. Subject to the provisions of the following sentence, the Bonus shall be paid in cash. Notwithstanding the provisions of the preceding two sentences, the Employee shall not be entitled to receive the bonus in the event either (i) of the termination of this Agreement For Cause (as hereinafter defined), or (ii) the Employee wrongfully fails to provide the services contemplated hereby, in either case at any time prior to the payment of the bonus. The Employee shall be entitled to receive the bonus in accordance with the terms and provisions of this Agreement in the event of either (i) the death or Disability (as hereinafter defined) of the Employee, or
(ii) the Corporation's

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termination of this Agreement which is not a termination For Cause. The term
"Pre-Tax Net Profits" as used in this Agreement shall mean the net profits of the Corporation relating only to its European operation for a fiscal year prior to (i) the payment or provision for any Federal, state or local income or other taxes; and (ii) the amount of the Bonus of the Employee for such fiscal year, as computed by the Corporation's Accountants.

          4.3. Expenses. The Corporation shall pay or reimburse the Employee for all reasonable and necessary business, travel or other expenses incurred by him with the prior consent of the Corporation, upon proper documentation thereof, which may be incurred by him in connection with the rendition of the services contemplated hereunder. The Corporation shall also contribute Fifty (50 pounds) Pounds Sterling per month to the Employee's television and cable expenses.

          4.4. Benefits. During the term of this Agreement, the Employee shall be entitled to participate in such option, profit sharing and disability plans which the Corporation provides to its employees. The Corporation shall, in lieu of having the Employee participate directly in the Corporation's pension plan, make pension payments directly to the Employee's existing pension plan in an amount equal to the payments the Corporation would have made if the Employee was participating directly in the Corporation's pension plan. The Employee shall not be entitled to participate in the Corporation's hospitalization or group health benefit plans. Provided that the Corporation files a registration statement on Form S-1 covering the registration of shares of its Common Stock, $.01 par value ("Common Stock"), the Corporation intends to file a registration statement on Form S-8 to register the shares of Common Stock underlying the stock options granted pursuant to its option plans. In the event such registration statement on Form S-8 is filed, the Corporation agrees to use its best efforts

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to keep such registration statement on Form S-8 in full force and effect. The
Corporation shall contribute One Hundred Fifty (150 pounds) Pounds Sterling per month to the Employee's health insurance premiums.

     Section 5. Termination.

          5.1. Termination of Employment. This Agreement shall terminate upon the death, Disability, as hereinafter defined, termination of employment of the Employee For Cause, as hereinafter defined, termination of the employment of Employee without cause or because Employee wrongfully leaves his employment hereunder.

          5.2. Termination For Cause. In the event of a termination For Cause or because Employee wrongfully leaves his employment hereunder, the Corporation shall pay Employee all accrued and unpaid Salary through the date of termination.

          5.3. Termination Without Cause. In the event of a termination without cause, the Employee shall be entitled to continue to participate in the disability plans of the Corporation on the same terms and conditions as immediately prior to his termination and shall receive his Salary, both for a period equal to the earlier of (i) the date the Employee commences employment elsewhere; (ii) six (6) months; or (iii) the date the term would have expired pursuant to Section 3 of this Agreement had the Employee not been terminated.

          5.4. Termination Upon Death. In the event of a termination upon the death of Employee, the Corporation shall pay to the Employee, any person designated by the Employee in writing or if no such person is designated, to his estate, as the case may be, the Salary which would otherwise be payable to the Employee for a period of six (6) months from the date of such death.

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          5.5. Termination Upon Disability. In the event of a termination upon the Disability of Employee, the Corporation shall pay to the Employee or any person designated by the Employee, (i) during the first month immediately after the termination of employment due to such Disability, the Salary which would otherwise by payable to the Employee and (ii) during the second and third months immediately after the termination of employment due to such Disability, the difference between the Salary which would otherwise be payable to the Employee and the disability insurance payments received by Employee for such period.

          5.6. Definition of "For Cause". As used herein, the term "For Cause" shall mean (i) Employee's indictment, plea or conviction in a court of law of any crime or offense involving willful misappropriation of money or other property or any other crime involving moral turpitude which constitutes felony, whether or not involving the Corporation, or (ii) disobedience of a directive from the Chief Executive Officer or Board of Directors of the Corporation consistent with Employee's duties hereunder or (iii) breach of his responsibilities under this Agreement.

     Section 6. Disability

          6.1. Definition. In the event the Employee is mentally or physically incapable or unable to perform his regular and customary duties of employment with the Corporation for a period of seventy-five (75) days in any one hundred twenty (120) day period during the term, the Employee shall be deemed to be suffering from a "Disability".

          6.2. Payment During Disability. In the event the Employee is unable to perform his duties hereunder by reason of a disability, which disability does not constitute a Disability, the Corporation shall continue to pay the Employee his Salary and benefits during the continuance of such disability.

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     Section 7. Vacations and Personal Days. The Employee shall be entitled to vacation and personal days in accordance with Corporation policy. The Employee's Salary shall be paid in full during his vacation and personal days. The Employee shall take his vacation at such time or times as the Employee and the Corporation shall determine is mutually convenient.

     Section 8. Disclosure of Confidential Information.

          (a) The Employee hereby acknowledges that the principal business of the Corporation is the production of video and audio public relations materials for distribution to news media and the distribution by satellite or other means to television and radio stations and news media services; distribution of public relations text, audio and video to news media and the general public via satellite, cassette, wire or other means; distribution of press releases by mail and facsimile; the maintenance of databases of media contacts for and on behalf of clients; analysis and written appraisal of public relations and public affairs campaigns as determined through press clipping review, either on paper, video or audio tape or electronic database searches and such other businesses as the Corporation may conduct from time to time (the "Business"). Employee acknowledges that he will be acquiring confidential information concerning the Corporation and the Business and that, among other things, his knowledge of the Business will be enhanced through his employment by the Corporation. Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, Employee will not, at any time, during or after the term of this Agreement, reveal, divulge or make known to any person, any information which is treated as confidential by the Corporation and not otherwise in the public domain or previously known to him.

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          (b) The provisions of this Section 8 shall survive Employee's employment hereunder.

     Section 9. Covenant Not To Compete.

          (a) Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that Employee agrees, and, accordingly, Employee does hereby agree, that he will not, directly or indirectly, in the Territory, as hereinafter defined, at any time during the Restricted Period, as hereinafter defined:

               (i) engage in the Business for his account or render any services which constitute engaging in the Business, in any capacity to any entity; or become interested in any entity engaged in the Business either on his own behalf or as an officer, director, stockholder, partner, principal, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party or in any other relationship or capacity; or

               (ii) employ or engage, or cause to authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee, representative or agent of the Corporation; or

               (iii) solicit, directly or indirectly, on behalf of himself or any third party, any client or vendor of the Corporation and its affiliates; or

               (iv) have an interest as an owner, lender, independent contractor, co-venturer, partner, participant, associate or in any other capacity, render services to or participate in the affairs of, any business which is competitive with, or substantially similar to, the Business

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     of the Corporation and its affiliates as presently conducted and as may be conducted by the Corporation during the Restricted Period.

          (b) If any of the restrictions contained in this Section 9 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then after such restrictions have been reduced so as to be enforceable, in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

          (c) This Section 9 shall not be construed to prevent Employee from owning, directly and indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

          (d) Notwithstanding anything to the contrary set forth in this Section 9, the Employee shall not be prohibited from rendering services for news organizations or public relations agencies; provided, however, that in rendering such services, the Employee may not be involved, directly or indirectly, in (i) the distribution of video, audio or print releases that are competitive with, or substantially similar to, the Business; (ii) the production of video or audio releases that are competitive with, or substantially similar to, the Business; or (iii) the research or analysis of public relations and public affairs campaigns as determined through press clipping review, either on paper, video or audio tape or electronic database searches.

          (e) The term "Restricted Period", as used in this Section 9, shall mean the earlier of (i) the term of this Agreement plus one (1) year; (ii) one
(1) year after the Employee is terminated without cause or (iii) two (2) years after the Employee is terminated For Cause. Employee acknowledges that the

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Corporation markets its Business worldwide and therefore, the term "Territory"
as used herein shall mean the entire world.

          (f) The provisions of this Section 9 shall survive the termination of Employee's employment hereunder and until the end of the Restricted Period as provided in Section 9 (e) hereof.

     Section 10. Rights and Remedies Upon Breach of Sections 8 or 9.

          10.1. Return of Benefits. If the Employee breaches, or threatens to commit a breach of, any of the provisions of Sections 8 or 9 (the "Restrictive Covenants"), the Corporation shall have the right and remedy to require the Employee to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Corporation. In addition, if the Employee breaches or threatens to commit a breach of any of the Restrictive Covenants, (i) the Employee's unvested stock options shall immediately lapse and
(ii) the Corporation shall have the right to purchase from the Employee the Employee's vested stock options for the book value of the shares of Common Stock underlying such vested options less the exercise price of such vested options. The Corporation may set off any amounts due to the Corporation under this
Section 10.1 against any amounts owed to the Employee by the Corporation.

          10.2. Injunctive Relief. Employee acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Employee agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other

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legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without posting a bond or showing special damages. The parties understand and intend that each restriction agreed to by Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

     Section 11. Termination of Consulting Agreement. In consideration of the parties entering into this Agreement, the consulting agreement 1994, dated March 1, 1994, by and between the Corporation and Davis Partnership, an affiliate of Employee, shall be terminated simultaneously with the commencement of the term hereunder.

     Section 12. Miscellaneous.

          12.1. Assignment. The Employee may not assign or delegate any of his rights or duties under this Agreement.

          12.2. Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee's employment by the Corporation, supersedes all prior understandings and agreements, if any, whether oral or written, between the Employee and the Corporation and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to

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be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

          12.3. Binding Effect. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors and permitted assigns.

          12.4. Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          12.5. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, postage prepaid, or overnight delivery to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof.

          12.6. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in the United States Federal Courts or New York County Supreme Court, in the State of New York. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding and agree that venue for any action or proceeding brought in the State of New York shall lie in the Southern District of New York or Supreme Court, New York County, as the case may be. Each of the parties hereto hereby irrevocably consents to

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the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid at its address set forth herein.

          12.7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                        MEDIALINK WORLDWIDE INCORPORATED

                                        By: /s/ J. Graeme McWhirter
                                            ----------------------------------

                                        /s/ David Davis
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                                        DAVID DAVIS

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